EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the filing in the Current Report on Form 8-K under the Securities Exchange Act of 1934 of Libbey Inc. dated June 21, 2006 of our report dated April 14, 2006 related to the combined financial statements of Vitrocrisa Holding, S. de R.L. de C.V. and Subsidiaries, Crisa Libbey, S.A. de C.V. and Crisa Industrial, L.L.C. as of and for the year ended December 31, 2005.
Galaz, Yamazaki, Ruiz Urquiza, S.C.
Member of Deloitte Touche Tohmatsu
/s/ Ernesto Cruz Velázquez de León
C.P.C. Ernesto Cruz Velázquez de León
Monterrey, N.L. Mexico
June 21, 2006